Exhibit 10.A

March 26, 2008

Mr. John F. Jastrem
President and Chief Executive Officer
Exhibitgroup/Giltspur
4051 St. Highway 121 N., Ste 100
Grapevine, Texas 76051

Dear John:

This letter will confirm that the Human Resources Committee of the corporation (“HR Committee”) has approved the award of performance-based restricted stock to you on the following terms and conditions:

1.	No award of restricted stock is payable unless Exhibitgroup/Giltspur achieves its maximum payment target for operating income (“MIP Target”) under the 2008 Management Incentive Plan of the Corporation (“MIP”).

2.	If the maximum target is achieved, you will receive restricted stock based on the extent to which specified operating income and strategic goals (including client retention, revenue growth and retention of actual employees) are achieved. The operating income and strategic goals, and methods of calculating achievement have been approved by the HR Committee and are included in the records of the Committee meeting held on March 24, 2008.

3.	The range of possible awards is from zero shares of restricted stock to restricted stock having a value of $500,000.

4.	The performance period is from January 1, 2008 to December 31, 2008.

5.	Once the extent of achievement has been determined by the HR Committee, payment will be made in common stock of Viad Corp, payable annually in thirds, with the first payment being made in February 2009, and the remaining payments being made in January of 2010 and 2011.

6.	The value of Viad Corp common stock for purposes of determining the number of shares earned will be the average of the high and low price of the shares on the date performance achievement has been determined by the HR Committee.

7.	The program will be self-funding.

8.	Earned shares, if any, will be subject to the terms of the Performance-Based Restricted Stock Agreement of the Corporation in effect on the date hereof, including but not limited to the Restrictive Covenants and Forfeiture and Repayment provisions, except to the extent such terms are in conflict with this letter. A copy of Performance-Based Restricted Stock Agreement has been delivered to you.

Please acknowledge your agreement with the terms and conditions of the award by signing below.

Sincerely,

/s/ Paul B. Dykstra

Paul B. Dykstra

Acknowledged and Agreed to this

6th day of July, 2008.

/s/ John F. Jastrem

John F. Jastrem